EXHIBIT (99)


                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                   SAWTEK INC.


         The undersigned, Steven P. Miller, President of Sawtek Inc., a Florida corporation (the "Corporation") hereby executes the following Amendment to the Articles of Incorporation of the Corporation:

         ARTICLE I:   Name.  The name of the Corporation is Sawtek Inc.

         ARTICLE II: Amendment. The Articles of Incorporation of the Corporation are hereby amended as follows:

         The first paragraph of Article IV, of the Articles of Incorporation, is deleted in its entirety and replaced by the following:

         "The maximum number of shares of its common stock that the Corporation is authorized to have outstanding at any one time is 120,000,000 shares, $0.0005 per share par value (the "Common Stock"). The maximum number of shares of its preferred stock that the Corporation is authorized to have outstanding at any time is 1,000,000 shares, $0.01 per share par value (the "Preferred Stock"). The consideration to be paid for each share shall be fixed by the Board and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed or to be performed for the Corporation, with a value, in the judgment of the directors, equivalent to or greater than the full value of the shares.

         ARTICLE IV: This amendment to the Articles of Incorporation was adopted by the Corporation on March 17, 1997, pursuant to a recommendation by the Board of Directors of the Corporation to the shareholders of the Corporation and approval by the required majority of the shareholders on March 17, 1997, at a special meeting of the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to Articles of Incorporation, this 20th day of March, 1997.

                                      SAWTEK INC.



                                       By:  /s/ Steven P. Miller
                                            President